Exhibit 99.1

FOR IMMEDIATE RELEASE
Stoneridge Reports First Quarter 2025 Results

Strong Quarter-to-Quarter Margin Progression
MirrorEye® and SMART 2 Tachograph Set Quarterly Sales Records
Maintaining Previously Provided Full-Year 2025 Guidance

2025 First Quarter Results
•Sales of $217.9 million
•Gross profit of $46.3 million (21.2% of sales)
•Adjusted gross profit of $47.7 million (21.9% of sales)
•Operating loss of $(3.2) million ((1.5)% of sales)
•Adjusted operating loss of $(0.4) million ((0.2)% of sales)
•Net loss of $(7.2) million ((3.3)% of sales)
•Adjusted net loss of $(5.1) million ((2.4)% of sales)
•Adjusted EBITDA of $7.6 million (3.5% of sales)

2025 Full-Year Guidance
•Maintaining previously provided full-year 2025 guidance ranges
NOVI, Mich. – April 30, 2025– Stoneridge, Inc. (NYSE: SRI) today announced financial results for the first quarter ended March 31, 2025.
The Company announced first quarter sales of $217.9 million, gross profit of $46.3 million (21.2% of sales) and adjusted gross profit of $47.7 million (21.9% of sales). Operating loss was $(3.2) million ((1.5)% of sales) while adjusted operating loss was $(0.4) million ((0.2)% of sales). Net loss was $(7.2) million and adjusted net loss was $(5.1) million. Loss per share (EPS) was $(0.26) and adjusted EPS was $(0.19). Adjusted EBITDA was $7.6 million (3.5% of sales).
The exhibits attached hereto provide reconciliation detail on normalizing adjustments of non-GAAP financial measures used in this press release.
Jim Zizelman, president and chief executive officer, commented, “During the first quarter, we drove significant margin expansion by continuing to focus on material cost improvement and reduced quality-related costs, resulting in quarter-to-quarter operating margin performance improvement in all of our segments. Overall adjusted gross margin improved by 210 basis points driven by material cost improvement and a $2.5 million reduction in quality-related costs relative to the fourth quarter of last year. First quarter adjusted EBITDA was $7.6 million, an improvement of $1.6 million over the fourth quarter. Finally, our focus on cash and inventory management drove positive free cash flow of approximately $4.9 million, an increase of approximately $1.5 million versus the first quarter of last year. Sales remained flat relative to the fourth quarter of last year, as expected, highlighted by record quarterly sales for both MirrorEye and SMART 2, including a 24% increase in

MirrorEye sales as previously launched OEM programs continued to ramp-up, along with strong sales in the global bus market.”
Zizelman concluded, “We continue to monitor potential direct and indirect impacts related to tariffs. Although we saw very little direct impact of tariffs in the first quarter, we continued to implement mitigation strategies to further offset potential tariffs that have been discussed or are scheduled to be implemented. Our primary tariff exposure is related to products manufactured in our Juarez, Mexico facility and sold to U.S. customers receiving the product for U.S. consumption. Approximately 91% of these product sales are USMCA certified and are currently not subject to tariffs. Additionally, we have successfully addressed most of the complexities in component purchases through the strength of our current supply chain structure. We have and will continue to implement mitigation activities for existing and proposed tariffs through strategic supply chain sourcing and customer pricing strategies to mitigate any cost increases that may occur. For example, we have already secured, or are well down the path of securing, price increases with certain customers that have products that are impacted by tariffs. That said, we recognize that there is increased uncertainty in consumer demand and production volumes caused by the implementation of the tariffs. We will continue to monitor shifts in macroeconomic policies and the impacts on our business to ensure that we act quickly to offset any incremental costs, as we have done historically.”
First Quarter in Review
Electronics first quarter sales of $140.5 million decreased by 6.0% relative to the fourth quarter of 2024. This was primarily driven by lower production volumes in the commercial vehicle end market and lower off-highway sales, offset by the continued growth of MirrorEye and continued strong demand for the Company’s next generation tachograph, the SMART 2. First quarter adjusted operating margin of 4.9% increased by 130 basis points relative to the fourth quarter of 2024, due in part to lower quality-related costs.
Control Devices first quarter sales of $69.9 million increased by 10.6% relative to the fourth quarter of 2024 driven by higher production volumes for the Company’s North American passenger vehicle customers. First quarter adjusted operating margin of 2.2% increased by 470 basis points relative to the fourth quarter of 2024, primarily due to contribution on higher sales as well as lower D&D and reduced quality-related costs.
Stoneridge Brazil first quarter sales of $14.4 million increased by $2.0 million, or 15.9%, relative to the fourth quarter of 2024, driven by higher OEM sales. First quarter operating income of $0.6 million increased by approximately $0.5 million relative to the fourth quarter of 2024, primarily due to contribution on higher sales.
Relative to the first quarter of 2024, Electronics first quarter sales decreased by 10.0%. This decrease was primarily driven by lower production volumes in the North American and European commercial vehicle end markets, partially mitigated by higher MirrorEye revenue, including the ramp-up of recently launched OEM programs and higher sales for the SMART 2 tachograph. First quarter adjusted operating margin of 4.9% increased by 40 basis points relative to the first quarter of 2024, driven by improved gross margin offset by higher D&D expense as customer reimbursements declined more than spending, as well as lower contribution from lower sales.
Relative to the first quarter of 2024, Control Devices first quarter sales decreased by 10.4%. This decrease was primarily due to lower customer production volumes in the North American passenger vehicle end market, as well as the expected wind-down of end-of-life programs. First quarter adjusted operating margin of 2.2% decreased by 60 basis points relative to the first quarter of 2024, primarily due to reduced contribution on lower sales, partially offset by lower D&D and reduced quality-related costs.
Relative to the first quarter of 2024, Stoneridge Brazil first quarter sales increased by $2.2 million, or 18.0%. This increase was primarily driven by higher OEM product sales. First quarter operating income of $0.6 million increased by approximately $0.4 million relative to the first quarter of 2024.

Cash and Debt Balances
As of March 31, 2025, Stoneridge had cash and cash equivalents totaling $79.1 million and total debt of $203.2 million. During the first quarter of 2025, the Company generated $10.9 million in net cash provided by operating activities and $4.9 million in free cash flow, an increase of $1.8 million and $1.5 million, respectively, over the first quarter of 2024.
For Credit Facility compliance purposes, adjusted net debt was $148.9 million while adjusted EBITDA for the trailing twelve months was $37.5 million, resulting in an adjusted net debt to trailing twelve-month EBITDA compliance leverage ratio of 3.97x relative to a required leverage ratio of not greater than 6.00x as per the amended Credit Facility agreement.
The Company continues to expect to remain compliant with all amended compliance ratios and is maintaining the previously communicated targeted compliance net debt to EBITDA leverage ratio of 2.0x to 2.5x by the end of the year, relative to a 3.50x leverage ratio requirement by the end of the year.
2025 and Future Outlook
The Company is maintaining its guidance ranges for its full-year 2025 performance including sales guidance of $860 million to $890 million, adjusted gross margin guidance of 22.0% to 22.5%, adjusted operating margin guidance of 0.75% to 1.25%, and adjusted EBITDA guidance of $38 million to $42 million, or approximately 4.4% to 4.7% of sales. The Company is also maintaining its full-year 2025 guidance for free cash flow of $25 million to $30 million.
Matt Horvath, chief financial officer, commented, “We delivered a strong first quarter that exceeded our previously outlined expectations across each of our key metrics. Operating margins improved compared to the previous quarter in each of our segments driven by lower quality-related costs, material cost reductions, structural cost control and our long-standing focus on operational excellence. Sales for our key growth products achieved record sales and cash performance exceeded our expectations as we remain focused on working capital improvement through inventory management and strict management of capital expenditures.”
Horvath continued, “We are taking a deliberate and thoughtful approach for the remainder of the year as we expect some volatility in our end markets and supply chains as a result of volatile macroeconomic and political factors, including tariff uncertainties. That said, we are maintaining our full-year guidance ranges based on our first quarter outperformance and run-rate margin improvement, as well as our original, relatively conservative assumptions related to vehicle production volumes. Even considering the most recent external production forecasts, we expect to perform within our previously provided EBITDA guidance range. Consistent with the outperformance we saw in the first quarter, we expect continued progress on our material cost improvement initiatives and quality-related costs for the remainder of the year. We will continue to manage structural costs and make adjustments as necessary to align our operating structure with current market conditions.”
Horvath concluded, “We remain focused on building a strong foundation for continued earnings expansion as we capitalize on our impressive portfolio of advanced technologies. Stoneridge remains well positioned to continue to outperform our underlying markets and drive margin expansion resulting in long-term shareholder value creation.”
Conference Call on the Web
A live Internet broadcast of Stoneridge’s conference call regarding 2025 first quarter results can be accessed at 9:00 a.m. Eastern Time on Thursday, May 1, 2025, at www.stoneridge.com, which will also offer a webcast replay.

About Stoneridge, Inc.
Stoneridge, Inc., headquartered in Novi, Michigan, is a global supplier of safe and efficient electronic systems and technologies. Our systems and products power vehicle intelligence, while enabling safety and security for on- and off-highway transportation sectors around the world. Additional information about Stoneridge can be found at www.stoneridge.com.
Forward-Looking Statements
Statements in this press release contain “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements appear in a number of places in this report and may include statements regarding the intent, belief or current expectations of the Company, with respect to, among other things, our (i) future product and facility expansion, (ii) acquisition strategy, (iii) investments and new product development, (iv) growth opportunities related to awarded business, and (v) operational expectations. Forward-looking statements may be identified by the words “will,” “may,” “should,” “designed to,” “believes,” “plans,” “projects,” “intends,” “expects,” “estimates,” “anticipates,” “continue,” and similar words and expressions. The forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by these statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among other factors:
•the ability of our suppliers to supply us with parts and components at competitive prices on a timely basis, including the impact of potential tariffs and trade considerations on their operations and output;
•fluctuations in the cost and availability of key materials and components (including semiconductors, printed circuit boards, resin, aluminum, steel and copper) and our ability to offset cost increases through negotiated price increases with our customers or other cost reduction actions, as necessary;
•global economic trends, competition and geopolitical risks, including impacts from ongoing or potential global conflicts and any related sanctions and other measures, or an escalation of sanctions, tariffs or other trade tensions between the U.S. and other countries;
•tariffs specifically in countries where we have significant direct or indirect manufacturing or supply chain exposure and our ability to either mitigate the impact of tariffs or pass any incremental costs to our customers;
•our ability to achieve cost reductions that offset or exceed customer-mandated selling price reductions;
•the reduced purchases, loss, financial distress or bankruptcy of a major customer or supplier;
•the costs and timing of business realignment, facility closures or similar actions;
•a significant change in commercial, automotive, off-highway or agricultural vehicle production;
•competitive market conditions and resulting effects on sales and pricing;
•foreign currency fluctuations and our ability to manage those impacts;
•customer acceptance of new products;
•our ability to successfully launch/produce products for awarded business;
•adverse changes in laws, government regulations or market conditions affecting our products, our suppliers, or our customers’ products;
•our ability to protect our intellectual property and successfully defend against assertions made against us;
•liabilities arising from warranty claims, product recall or field actions, product liability and legal proceedings to which we are or may become a party, or the impact of product recall or field actions on our customers;
•labor disruptions at our facilities, or at any of our significant customers or suppliers;
•business disruptions due to natural disasters or other disasters outside of our control;
•the amount of our indebtedness and the restrictive covenants contained in the agreements governing our indebtedness, including our revolving Credit Facility;
•capital availability or costs, including changes in interest rates;
•the failure to achieve the successful integration of any acquired company or business;

•risks related to a failure of our information technology systems and networks, and risks associated with current and emerging technology threats and damage from computer viruses, unauthorized access, cyber-attack and other similar disruptions; and
•the items described in Part I, Item IA (“Risk Factors”) in the Company’s 2024 Form 10-K.
The forward-looking statements contained herein represent our estimates only as of the date of this release and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, whether to reflect actual results, changes in assumptions, changes in other factors affecting such forward-looking statements or otherwise.
Use of Non-GAAP Financial Information
This press release contains information about the Company’s financial results that is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these non-GAAP financial measures for 2025 and 2024 is not intended to indicate that Stoneridge is explicitly or implicitly providing projections on those non-GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the Company at the date of this press release and the adjustments that management can reasonably predict.
In evaluating its business, the Company considers and uses free cash flow and net debt as supplemental measures of its liquidity and the other non-GAAP financial measures as supplemental measures of its operating performance. Management believes the non-GAAP financial measures used in this press release are useful to both management and investors in their analysis of the Company’s financial position and results of operations. In particular, management believes that adjusted gross profit and margin, adjusted operating income (loss) and margin, adjusted income (loss) before tax, adjusted income tax expense (benefit), adjusted net income (loss), adjusted EPS, EBITDA, adjusted EBITDA, adjusted debt, adjusted net debt, adjusted cash and free cash flow are useful measures in assessing the Company’s financial performance by excluding certain items that are not indicative of the Company’s core operating performance or that may obscure trends useful in evaluating the Company’s continuing operating activities. Management also believes that these measures are useful to both management and investors in their analysis of the Company’s results of operations and provide improved comparability between fiscal periods.
Adjusted gross profit and margin, adjusted operating income (loss) and margin, adjusted income (loss) before tax, adjusted income tax expense (benefit), adjusted net income (loss), adjusted EPS, EBITDA, adjusted EBITDA, adjusted debt, adjusted net debt, adjusted cash and free cash flow should not be considered in isolation or as a substitute for gross profit, operating income (loss), income (loss) before tax, income tax expense (benefit), net income (loss), EPS, debt, cash and cash equivalents, cash provided by operating activities or other income statement or cash flow statement data prepared in accordance with GAAP.
For more information, contact Kelly K. Harvey, Director Investor Relations (Kelly.Harvey@Stoneridge.com).

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	March 31, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$79,109	$71,832
Accounts receivable, less reserves of $699 and $1,060, respectively	156,683	137,766
Inventories, net	151,794	151,337
Prepaid expenses and other current assets	30,435	26,579
Total current assets	418,021	387,514
Long-term assets:
Property, plant and equipment, net	99,289	97,667
Intangible assets, net	41,260	39,677
Goodwill	34,610	33,085
Operating lease right-of-use asset	9,607	10,050
Investments and other long-term assets, net	54,572	53,563
Total long-term assets	239,338	234,042
Total assets	$657,359	$621,556

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$97,037	$83,478
Accrued expenses and other current liabilities	78,127	66,494
Total current liabilities	175,164	149,972
Long-term liabilities:
Revolving credit facility	203,186	201,577
Deferred income taxes	5,344	5,321
Operating lease long-term liability	6,186	6,484
Other long-term liabilities	14,383	12,942
Total long-term liabilities	229,099	226,324
Shareholders' equity:
Preferred Shares, without par value, 5,000 shares authorized, none issued	—	—
Common Shares, without par value, 60,000 shares authorized, 28,966 and 28,966 shares issued and 27,846 and 27,695 shares outstanding at March 31,2025 and December 31, 2024, respectively, with no stated value	—	—
Additional paid-in capital	221,130	225,712
Common Shares held in treasury, 1,120 and 1,271 shares at March 31,2025 and December 31, 2024, respectively, at cost	(32,936)	(38,424)
Retained earnings	172,789	179,985
Accumulated other comprehensive loss	(107,887)	(122,013)
Total shareholders' equity	253,096	245,260
Total liabilities and shareholders' equity	$657,359	$621,556

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
(in thousands, except per share data)	2025	2024

Net sales	$217,890	$239,157
Costs and expenses:
Cost of goods sold	171,593	190,800
Selling, general and administrative	31,696	30,423
Design and development	17,826	17,603
Operating (loss) income	(3,225)	331
Interest expense, net	3,167	3,634
Equity in (earnings) loss of investee	(294)	277
Other (income) expense, net	(466)	2,036
Loss before income taxes	(5,632)	(5,616)
Provision for income taxes	1,564	510
Net loss	$(7,196)	$(6,126)

Loss per share:
Basic	$(0.26)	$(0.22)
Diluted	$(0.26)	$(0.22)

Weighted-average shares outstanding:
Basic	27,680	27,529
Diluted	27,680	27,529

CONSOLIDATED STATEMENTS OF CASH FLOWS

Three months ended March 31, (in thousands)	2025	2024

OPERATING ACTIVITIES:
Net loss	$(7,196)	$(6,126)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Depreciation	5,428	6,601
Amortization, including accretion of deferred financing costs	2,054	2,164
Deferred income taxes	(402)	(2,279)
(Earnings) loss of equity method investee	(294)	277
Loss on sale of fixed assets	4	266
Share-based compensation expense	1,136	1,092
Excess tax deficiency related to share-based compensation expense	440	230
Changes in operating assets and liabilities:
Accounts receivable, net	(14,610)	(6,676)
Inventories, net	5,263	3,699
Prepaid expenses and other assets	(1,379)	1,377
Accounts payable	10,792	(709)
Accrued expenses and other liabilities	9,661	9,193
Net cash provided by operating activities	10,897	9,109

INVESTING ACTIVITIES:
Capital expenditures, including intangibles	(6,070)	(5,795)
Proceeds from sale of fixed assets	82	81
Net cash used for investing activities	(5,988)	(5,714)

FINANCING ACTIVITIES:
Revolving credit facility borrowings	—	30,500
Revolving credit facility payments	—	(24,500)
Proceeds from issuance of debt	6,699	7,798
Repayments of debt	(7,260)	(7,790)
Repurchase of Common Shares to satisfy employee tax withholding	(226)	(620)
Net cash (used for) provided by financing activities	(787)	5,388

Effect of exchange rate changes on cash and cash equivalents	3,155	(1,184)
Net change in cash and cash equivalents	7,277	7,599
Cash and cash equivalents at beginning of period	71,832	40,841

Cash and cash equivalents at end of period	$79,109	$48,440

Supplemental disclosure of cash flow information:
Cash paid for interest, net	$3,309	$4,194
Cash paid for income taxes, net	$1,852	$2,653

Regulation G Non-GAAP Financial Measure Reconciliations

Exhibit 1 – Reconciliation of Adjusted Gross Profit

(USD in millions)	Q1 2024	Q1 2025
Gross Profit	$48.4	$46.3

Add: Pre-Tax Business Realignment Costs	—	1.4
Adjusted Gross Profit	$48.4	$47.7

Exhibit 2 - Reconciliation of Adjusted Operating Income (Loss)

(USD in millions)	Q1 2024	Q1 2025
Operating Income (Loss)	$0.3	$(3.2)

Add: Pre-Tax Business Realignment Costs	—	2.8
Adjusted Operating Income (Loss)	$0.3	$(0.4)

Exhibit 3 – Reconciliation of Adjusted Tax Rate

(USD in millions)	Q1 2025	Tax Rate
Loss Before Tax	$(5.6)

Add: Pre-Tax Business Realignment Costs	2.8
Adjusted Loss Before Tax	$(2.8)

Income Tax Expense	$1.6	(27.8)%

Add: Tax Impact from Pre-Tax Adjustments	0.8
Adjusted Income Tax Expense on Adjusted Loss Before Tax	$2.3	(82.6)%

Exhibit 4 - Reconciliation of Adjusted Net Loss and EPS

(USD in millions, except EPS)	Q1 2025	Q1 2025 EPS
Net Loss	$(7.2)	$(0.26)

Add: After-Tax Business Realignment Costs	2.1	0.07
Adjusted Net Loss	$(5.1)	$(0.19)
Exhibit 5 – Reconciliation of Adjusted EBITDA

(USD in millions)	Q1 2024	Q2 2024	Q3 2024	Q4 2024	Q1 2025
Income (Loss) Before Tax	$(5.6)	$1.9	$(3.7)	$(6.2)	$(5.6)

Interest expense, net	3.6	3.8	3.6	3.4	3.2
Depreciation and amortization	8.6	8.5	8.8	8.3	7.3
EBITDA	$6.6	$14.2	$8.8	$5.5	$4.8

Add: Pre-Tax Business Realignment Costs	—	1.9	0.3	0.4	2.8
Add: Pre-Tax Environmental Remediation Costs	—	—	0.2	—	—
Adjusted EBITDA	$6.6	$16.1	$9.2	$6.0	$7.6

Exhibit 6 – Segment Adjusted Operating Income (Loss)

Reconciliation of Control Devices Adjusted Operating Income (Loss)

(USD in millions)	Q1 2024	Q4 2024	Q1 2025
Control Devices Operating Income (Loss)	$2.2	$(1.8)	$1.2

Add: Pre-Tax Business Realignment Costs	—	0.2	0.4
Control Devices Adjusted Operating Income (Loss)	$2.2	$(1.6)	$1.5

Reconciliation of Electronics Adjusted Operating Income

(USD in millions)	Q1 2024	Q4 2024	Q1 2025
Electronics Operating Income	$7.1	$5.1	$5.5

Add: Pre-Tax Business Realignment Costs	—	0.2	1.4
Electronics Adjusted Operating Income	$7.1	$5.3	$6.9

Exhibit 7 – Reconciliation of Free Cash Flow

(USD in millions)	Q1 2024	Q1 2025
Cash Flow from Operating Activities	$9.1	$10.9

Capital Expenditures, including Intangibles	(5.8)	(6.1)
Proceeds from Sale of Fixed Assets	0.1	0.1
Free Cash Flow	$3.4	$4.9

Exhibit 8 – Reconciliation of Compliance Leverage Ratio

Reconciliation of Adjusted EBITDA for Compliance Calculation
(USD in millions)	Q2 2024	Q3 2024	Q4 2024	Q1 2025
Income (Loss) Before Tax	$1.9	$(3.7)	$(6.2)	$(5.6)
Interest Expense, net	3.8	3.6	3.4	3.2
Depreciation and Amortization	8.5	8.8	8.3	7.3
EBITDA	$14.2	$8.8	$5.5	$4.8

Compliance adjustments:
Add: Non-Cash Impairment Charges and Write-offs or Write Downs	—	—	0.4	—
Add: Adjustments from Foreign Currency Impact	(2.4)	(0.6)	(1.1)	(2.1)
Add: Extraordinary, Non-recurring or Unusual Items	—	—	—	—
Add: Cash Restructuring Charges	0.5	0.7	0.3	1.6
Add: Charges for Transactions, Amendments, and Refinances	—	—	—	—
Add: Adjustment to Autotech Fund II Investment	0.1	0.8	0.2	(0.3)
Add: Accrual-based Expenses	7.1	1.3	6.4	7.3
Less: Cash Payments for Accrual-based Expenses	(3.7)	(3.3)	(2.8)	(6.1)
Adjusted EBITDA (Compliance)	$15.8	$7.6	$8.9	$5.3

Adjusted TTM EBITDA (Compliance)				$37.5

Reconciliation of Adjusted Cash for Compliance Calculation
(USD in millions)	Q1 2025
Total Cash and Cash Equivalents	$79.1

Less: 35% of Cash in Foreign Locations	(23.3)
Total Adjusted Cash (Compliance)	$55.8

Reconciliation of Adjusted Debt for Compliance Calculation
(USD in millions)	Q1 2025
Total Debt	$203.2

Outstanding Letters of Credit	1.5
Total Adjusted Debt (Compliance)	$204.7

Adjusted Net Debt (Compliance)	$148.9
Compliance Leverage Ratio (Net Debt / TTM EBITDA)	3.97x
Compliance Leverage Ratio Maximum Requirement	6.00x